Exhibit 99.2
CONSENT OF UBS SECURITIES LLC
We hereby consent to the use of our opinion letter dated August 24, 2008 to the Board of Directors of Grey Wolf, Inc. (“Grey Wolf”) included as Annex C to the proxy statement/prospectus which forms part of Amendment No. 1 to the Registration Statement on Form F-4 of Precision Drilling Trust relating to the proposed merger involving Grey Wolf, Precision Drilling Trust, Precision Drilling Corporation and Precision Lobos Corporation and to the references to such opinion in such proxy statement/prospectus under the captions “SUMMARY OF THE PROXY STATEMENT / PROSPECTUS—Opinion of Grey Wolf’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—Grey Wolf’s Reasons for the Merger and Recommendation of Grey Wolf’s Board of Directors” and “THE MERGER—Opinion of Grey Wolf’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
UBS Securities LLC
By: /s/ UBS Securities LLC
October 24, 2008